Exhibit 10.4

GENERAL LOAN AGREEMENT

Bank Loan Contract No. 2-0402-2

Almaty, February 4, 2002

Open Joint-Stock Company Bank TuranAlem

represented by Managing Director Nurlan Zhetesovich Talkenov acting on the basis of the Power of Attorney No. 01-62 dated October 10, 2001

Subsidiary Open Joint-Stock Company Caspi Neft TME

represented by General Director Nurzhan Sarsekenovich Kurmanov

acting on the basis of the Charter

Transmeridian Exploration, Inc. BVI

represented by Lorrie T. Olivier

acting on the basis of the Charter and Resolution of all

officers of Transmeridian Exploration, Inc. (BVI) and

Transmeridian Exploration, Inc. dated January 25, 2002

Kazstroiproekt, Ltd

Represented by Director Irina Vladimirovna Serlina

acting on the basis of the Charter,

have entered into this Agreement with regard to the following:

Agreement

Terms and Definitions

Unless otherwise directly specified by this Agreement, capitalized terms and definitions used herein shall have the following meanings:

1.                                       Lender – Bank Turanalem OJSC

2.                                       Borrower – Caspi Neft TME SOJSC

3.                                       Seller – Transmeridian Exploration Inc., BVI

4.                                       Buyer – Kazstroiproekt, Ltd;

5.                                       Parties – Bank Turanalem OJSC, Caspi Neft Tme SOJSC, Transmeridian Exploration, Inc. BVI, And  Kazstroiproekt, Ltd;

6.                                       Shares 1 – 9,550 (nine thousand and five hundred fifty) common registered shares of the Borrower, par value 1,000 Tenge  (one thousand) with National Identification Number (NIN) KZ1C41630418; issued in the non-paper form, owned by the Seller;

7.                                       Shares 2 – 9,550 (nine thousand and five hundred fifty) common registered shares of the Borrower, par value 1,000 Tenge  (one thousand) with National Identification Number (NIN) KZ1C41630418; issued in the non-paper form, owned by the Buyer;

8.                                       Loan – dollar and tenge loans, financial instruments (guarantees, letters of credit) in the amount of US$20,000,000 (twenty million) dollars granted by the Lender to the Borrower under the terms specified in this Agreement and other agreements, with the total amount equal to US$20,000,000 (twenty million) dollars.  Loans are given in accordance with the Financing Chart established by the Parties, the terms of the Chart are set out in the additional agreements, or a loan debt generated as a result of the Borrower’s failure to fulfill its obligation to the Lender to reimburse the sum of the letter of credit, bank guarantee, interest, and other sums that are charged by the Lender for opening and servicing the letter of credit, for issuing bank guarantee under the conditions stipulated by this Agreement.

9.                                       Financing Chart – loan arrangements in the form of money, U.S. Dollars, financial instruments (letters of commitment, promissory notes, bank guarantees, bails, letters of credit, underwriting service for placement of the Borrower’s securities, and financial leasing).

10.                                 Interest – an interest accrued for the use of the Loan by the Lender to the Borrower at a rate of 15% per annum under provisions of this Agreement.

11.                                 Additional Interest – the amount to be paid by the Borrower in accordance with Section 2.6. of this Agreement.

12.                                 End Date of Use of Funds – July 1, 2003, the date established by this Agreement upon which the Loans, letters of credit, bank guarantees are no longer granted, according to this Agreement.

13.                                 Subsoil Use Right – the right to possess and utilize mineral resources within the Contractual territory that is given to the Borrower in accordance with the President’s Decree of the Republic of Kazakhstan having the force of Law On Subsoil and Subsoil Use dated January 27, 1996, #2828 and the Contract.

14.                                 Contract – the contract under License No. 1557, issued on April 29, 1999 by the Government of the Republic of Kazakhstan (“RK”), for the exploration of hydrocarbons of South Alibek oilfield, located in Mugolzhar District, Aktobe Region, Republic of Kazakhstan, entered into between CASPI NEFT and Investment Agency of the Republic of Kazakhstan on March 7, 2000, and also the Amendment to the Contract dated July 31, 2001 (state registration # 729 as of July 31, 2001); and the Amendment to the Contract dated April 25, 2000 (state registration # 457 dated April 25, 2000).

15.                                 Contractual Territory – the territory identified in the License No. 1557 of April 29, 1999 (Contract State Registration Act as of March 7, 2000, No. 419 by geographical coordinates, specified in the annexes #1-1 (geological allotment), #3-1 (geological allotment location map), given for prospecting activities (South Alibek Oil Field is located in Mugolzhar District, Aktobe Region, Republic of Kazakhstan).

16.                                 Security (Collateral) – property, assets, Right of Subsurface Use, property and non-property rights transferred by the Borrower to secure fulfillment of the Borrower’s obligations to the Lender under this Agreement and those specified in Annex#3 to this Agreement.

17.                                 Agreement – this Agreement and all annexes and addenda to it made within the scope of this Agreement.

18.                                 Final Maturity Date – final date for full repayment of the Loan and the Interest (Interest) which occurs at the end of 36 (thirty sixth) months of the date of this Agreement.

19.                                 Default – non-fulfillment by the Borrower of provisions of this Agreement and other agreements and contracts entered into within the scope and in pursuance of this Agreement.

20.                                 Additional Requirements – justified requirement of the Lender to pledge the Borrower’s equipment, other tangible assets for the amount exceeding Tg 7,600,000 (seven million six hundred thousand tenge) or assign the claim rights for the accounts receivable, etc.

21.                                 Loan Account – a special account opened by the Lender to serve the Borrower and to deposit funds for repayment of the Borrower’s debt under the Loan and Interest.

22.                                 Project – exploration, development and construction activities at South Alibek oil Field located in the territory of Mugolzhar District, Aktobe Region, RK, according to License, Series AI No.1557 of April 29, 1999, and the Contract for Subsoil Operations on this field (Act on State Registration of Contract, of March 7, 2000, No. 419), funded by the Lender under this Agreement, as well as other territories to which the Borrower has been provided the Subsoil Use Right at the moment of signing of this Agreement.

23.                                 Bank balance – constant daily irreducible amount of 1,200,000 (one million two hundred thousand) tenge in the borrower’s bank accounts that shall be maintained by the borrower during the entire valid period of this agreement.

24.                                 Potential Default on Obligations - an event causing the Agreement to be invalid, or suspension of the Contract for more than 20 (twenty) Work days, decision of the Competent or Government bodies  to unilaterally cancel the Agreement, as well as an effective court decision on recovery of the amount from the Borrower exceeding Tg 456,000,000 (four hundred fifty six million tenge).

25.                                 Auditor – a company having a relevant license as well as any other permit documents stipulated by the legislation of the Republic of Kazakhstan to engage in and implement auditing activities in the territory of the Republic of Kazakhstan for the period of five (5) years or more based on the advanced national and international accounting and auditing practice and approved by the Parties.

26.                                 Shares Sale and Purchase Agreement – the Sale and Purchase Agreement of the Borrower’s Shares of November 30, 2001, entered into between the Seller and the Buyer.

27.                                 Banking Service – provision of a full range of banking operations specified by the effective legislation of the Republic of Kazakhstan and offered on contractual terms between the Lender and the Borrower on a paid-term basis, according to service rates approved in the established order.

28.                                 Business Day – a day of banking operations, i.e. the time period during which the bank receives instructions to transfer money and orders to suspend or revoke such instructions from the Borrower, delivers money-transfer messages to the Borrower.

29.                                 Reimbursement Date – the date of repayment of the Loan amount and the accrued Interest, which is any Business Day falling on the day specified in the payment schedule, which is an integral part of this Agreement.  If the Reimbursement Date is not a Business Day it shall be transferred to the following day, which is a Business Day.

30.                                 Production – the whole package of works (operations) relating to extraction of oil and gas from the Subsoil onto the earth’s surface.

31.                                 Subsoil – for the purposes of this Agreement this term is defined as in the RK President’s Decree having the force of Law On Subsoil and Subsoil Use, of January 27, 1996, No. 2828.

32.                                 Loan Currency – U.S. Dollars.

33.                                 Government Agencies – bodies of state power (representative, executive and judicial), National Bank of Kazakhstan, vested with power authority, competence and necessary instruments to gain the country’s objectives.

34.                                 Competent Body – RK governmental executive body that is delegated the rights directly relating to conclusion and execution of the Contract, as well as to registration of the Collateral of Subsoil Use Right.

35.                                 Affiliate – means, when used in relation to any Person, any other Person which shall be at that time directly or indirectly in control of, or controlled by, or under common control with, such Person, and for the purposes of this definition:

a.               a company is directly controlled by another company or individual holding shares carrying, in the aggregate, the majority of votes exercisable at general meetings; and

b.              a particular company is indirectly controlled by a company or companies (“the parent company or companies”) if a series of companies can be specified, beginning with the parent company or companies and ending with the particular company, so related that each company of the series, except the parent company or companies, is directly controlled by one or more of the companies earlier in the series.

c.               Officers, shareholders owning 10 (ten) or more per cent of voting shares or interest in the authorized capital.

36.                                 Investments – purchase of securities, shares, bonds, promissory notes, equity interests, creation of any legal entities, consortiums, purchase of other assets not related to implementation of the Work Program or the Project, except placement of funds or currency values to deposits in Bank TuranAlem OJSC.

37.                                 Appropriation of funds – Appropriation of the Loan to implement the Work Program in accordance with the Contract.

38.                                 Work Program – all types of plans, prepared by the Borrower to implement works for Project development as well as other types of plans to be approved in the Competent Body according to the legislation of the Republic of Kazakhstan.

39.                                 Cross-default – non-execution of contractual and other obligations by the Borrower to the third parties totally exceeding Tg 400,000,000 (four hundred million tenge).

40.                                 Pledge of the Right of Subsurface Use – Agreement on Pledge of Subsurface Use entered into between the Lender and the Borrower dated February 4, 2002.

41.                                 License – License #1557 dated April 29, 1999, held by the Borrower to use subsurface in the Republic of Kazakhstan

1.                                      Representations and Warranties

1.1.                              The Borrower represents and warrants that:

1.1.1.                     being a legal entity pursuant to legislation of the Republic of Kazakhstan, the Borrower is entitled to enter into this Agreement on its behalf;

1.1.2.                     this Agreement is an effective and valid obligation of the Borrower subject to be fulfilled in accordance with the terms and conditions set forth in this Agreement;

1.1.3.                     the contents of this Agreement and proper execution of the terms and conditions of this Agreement will not constitute a reason for the violation of the Charter and/or any provision of any agreement or document to which the Borrower is a participant or under which the Borrower has obligations, or any legislative act, normative legal acts, rules, court decision related to the Borrower;

1.1.4.                     on the date of signing of this Agreement, the Borrower has no liabilities on outstanding local and national taxes for the amount not exceeding Tg 456,000,000 (four hundred fifty six million tenge);

1.2.                              The Lender represents and warrants that:

1.2.1.                     being a legal entity pursuant to legislation of the Republic of Kazakhstan, the Lender is entitled to enter into this Agreement on its behalf;

1.2.2.                     this Agreement is an effective and valid obligation of the Lender to be fulfilled in accordance with the terms and conditions set forth in this Agreement;

1.2.3.                     the contents of this Agreement and proper execution of the terms and conditions of this Agreement will not constitute a reason for the violation of requirements of the current legislation and the Lender’s Charter;

1.3.                              The Seller represents and warrants that:

1.3.1.                     being a legal entity pursuant to legislation of the British Virgin Islands, the Operator is entitled to enter into this Agreement on its behalf;

1.3.2.                     this Agreement is an effective and valid obligation of the Seller to be fulfilled in accordance with the terms and conditions set forth in this Agreement;

1.3.3.                     the contents of this Agreement and proper execution of the terms and conditions of this Agreement will not constitute a reason for the violation of the Charter and/or any provision of any agreement or document.

1.4.                              The Buyer represents and warrants that:

1.4.1.                     being a legal entity pursuant to legislation of the Republic of Kazakhstan, the Buyer is entitled to enter into this Agreement on its behalf;

1.4.2.                     this Agreement is an effective and valid obligation of the Buyer subject to be fulfilled in accordance with the terms and conditions set forth in this Agreement;

1.4.3.                     the contents of this Agreement and proper execution of the terms and conditions of this Agreement will not constitute a reason for the violation of the Charter and/or any provision of any agreement or document.

2.                                      Subject of the Agreement

2.1.                              The Lender is obligated to grant the Loan for the amount of US$20,000,000 (twenty million) Dollars for the Borrower on the terms and conditions of this Agreement, as well as on the terms of expedient utilization, promptness, redemption, repayment and security.

2.1.1.                     The Loan shall be made available to the Borrower if the Borrower carries out the following conditions:

2.1.1.1.                      the Borrower fulfills all requirements, provided by legislation of the Republic of Kazakhstan, with regard to execution of major transactions;

2.1.1.2.                      the Borrower pledges to the Lender the Subsoil Use Right and duly registers the Subsoil Use Right Pledge Agreement with the Competent Body, and provides the registration certificate of the pledge of the Right of Subsurface Use. The registration of the Right of Subsurface Use in the Competent Body shall be executed by the Borrower not later than 60 (sixty) days of signing of this Agreement.

2.1.1.3.                      the Borrower transfers all bank accounts to Bank TuranAlem OJSC;

2.1.1.4.                      before receiving the Loan, the Borrower pledges the Security, and the proceeds from the sale of the produced crude oil that will become the Borrower’s property in future; moreover, the registration of these pledge agreements, excluding the registration of the agreement on pledge of the Right of Subsurface Use, is not the reason for not issuing the Loan;

2.1.2.                     The Lender shall undertake to grant the Loan to the Borrower only after  the Borrower fulfills all the terms of Section 2.1.1., as follows:

Loan Reimbursement Date		Loan Amount

a)	Within 3 days from the date of registration of the Subsoil Use Right Pledge Agreement in the Competent Body	US$5,000,000 (five million dollars)

b)	Before April 30, 2002	US$7,000,000 (seven million dollars)

c)	Before July 30, 2002	US$5,400,000 (five million four hundred thousand dollars)

d)	Before October 30, 2002	US$2,600,000 (two million six hundred thousand dollars)

2.2.                              The Lender shall grant the Loan to the Borrower pursuant to the Financing Chart not later than the End Date of Use of Funds and final maturity date of any amount granted pursuant to this Agreement, or fulfillment of other obligations of the Borrower arisen out of this Agreement, but not later than the Final Maturity Date, unless other terms (deadlines) are determined due to occurrence of events specified in Article 5 of this Agreement, or by a supplementary agreement of the Parties.

2.3.                              The Borrower shall pay to the Lender a Commitment fee (hereinafter the “Fee”) equal to 0,5% (zero point five percent) lump sum payment of an unused amount of the Loan registered on the date of Fee payment.  The Borrower shall pay the Commitment Fee quarterly within three (3) Work days upon receipt of a written Lender’s request.

2.4.                              For the use of the Loan granted, the Borrower undertakes to pay to the Lender the Interest in the amount of fifteen percent (15%) per annum, following the procedures set out in this Agreement.

2.5.                              For the purpose of this Agreement one year will last 365 days.

2.6.                              When granting the Loan the Borrower shall additionally pay to the Lender:

Up-front fee – a commission fee for raising financial resources, equal to 1% (one) percent of the amount of raised financial or currency resources. The fee is to be paid within 3 (three) Work days after receipt of any part of the loan by the Borrower.

2.7.                              The Loan shall be granted for 36 (thirty six) months, the specified term can be changed in the events provided for in this Agreement.

3.                                      Loan Purpose

3.1.                              The purpose of the Loan is to finance the Project to carry out further commercial oil and gas Production on the Contractual Territory.

3.2.                              The Loan shall be granted provided the Borrower observes all Lender’s requirements to execute documents specified herein, to pledge Shares 1 and Shares 2 and the Right of Subsurface Use.

3.3.                              The Loan may also be granted in other ways determined in each specific case by the agreement of the Parties in accordance with the Financing Chart.

3.4.                              All contracts concluded in pursuance of this Agreement shall contain a reference to this Agreement.

3.5.                              The Borrower shall be obligated to meet requirements of the Lender related to execution of documents, submitting of contracts, agreements, feasibility studies, business-plans, documents confirming the Appropriation the funds requested, provision of other information necessary for the Lender to control the Loan use. The Lender acknowledges that, on the date of signing of this Agreement, he has received all financial studies and reports required and no further reports and documentation are required for the disbursement of the specified amounts specified in Section 2.1.2. of this Agreement.

3.6.                              In pursuance of this Agreement, the Lender shall take all actions necessary to grant the Loan funds to the Borrower and to its repayment, including:

3.6.1.                     the Lender shall receive all information necessary to fulfill its obligations;

3.6.2.                     the Lender shall provide the Banking Service to the Borrower, including accounting on the Loan granted (on the principal and the Interest);

3.6.3.                     the Lender shall control the Appropriate utilization of the Loan funds and repayment thereof;

3.7.                              Upon signing of this Agreement according to the date specified in this Agreement, the Lender shall make the Loan available on the terms of this Agreement.  A day of writing-off money from the Borrower’s Loan account shall be the Date of Interest Accrual.

3.8.                              Repayment of the Loan granted under this Agreement, Interest and any other payments shall be made to the Lender’s account in the amounts and term specified in this Agreement.

3.9.                              The Borrower undertakes to submit to Kazakhstan Legal Group LLP all necessary documents and decisions of general meetings in the event the Borrower changes its legal corporate structure.  All changes in the Borrower’s legal corporate structure shall be made by Kazakhstan Legal Group LLP, a legal counsel of the Lender or be approved by it.  After such approval with Kazakhstan Legal Group LLP, changes in the legal corporate structure can be made by other company at the Borrower or the Buyer’s choice.

3.10.                        In order to efficiently implement this Agreement and carry out the control over the appropriate utilization of the Loan funds, the Borrower shall undertake to maintain all its accounts at the Lender, including branches and subsidiary companies.

4.                                      Loan Granting Terms

4.1.                              The Loan will be available if:

4.1.1.                     Prior to signing of this Agreement, the Seller shall transfer the Shares 2 to the Buyer and also fulfill other obligations specified in the Share Sale and Purchase Agreement.

4.1.2.                     The Borrower shall pledge the Right of Subsurface Use to the Lender, register the Right of Subsurface Use in the Competent Body and execute other obligations set out in Section 2.1.1. of this Agreement.

4.2.                              The Borrower, after receipt of US$2,000,000 (two million) dollars as specified in section 4.1.2. of this Agreement, shall retire the loan received under the Loan Agreement #30/11-01 dated November 30, 2001 in the amount of US$1,500,000 (one million five hundred thousand) dollars as well as the interest accrued on the foregoing amount.

4.3.                              Any amount of the Loan will be released by OJSC Bank TuranAlem only if the documents bear two signatures – the signature of the Chairman of the Finance Management of the Borrower and the signature of the Deputy Chairman of the Finance Management of the Borrower, one of whom must be the Buyer’s representative. In the event OJSC Bank TuranAlem receives payment orders and documents to make transactions from the Borrower’s account without two signatures – of the Chairman of the Finance Management of the Borrower and the signature of the Deputy Chairman of the Finance Management of the Borrower , one of whom must be the Buyer’s representative, then OJSC Bank TuranAlem has the right not to execute such instructions of the Borrower and must inform the Seller and the Buyer of violation of the specified term.

5.                                      Peculiarities of the Loan Repayment

5.1.                              Taking into consideration the terms and conditions of the Sale and Purchase Agreement, the Parties have arrived to the conclusion that:

5.1.1.                     In the event the Buyer decides to retain the ownership right to the Shares 2, the Loan shall be repaid as follows:

a)                                      The Buyer shall repay, for the Borrower a part of the Loan in the amount of US$15,000,000 (fifteen million) dollars, at the same time the Interest accrued on US$15,000,000 (fifteen million) dollars shall be repaid by the Borrower on its own, on the terms set out in this Agreement.

b)                                     The Seller shall repay a part of the Loan in the amount up to US$2,233,000 (two million two hundred thirty three thousand) dollars and the Interest accrued on this amount, in the terms specified in this Agreement.

5.1.2.                     In the event the Buyer decides to waive the ownership right to the Shares 2 and refuses to further participate in the Project,  The Borrower shall return the Loan according to repayment schedule of the principal and Interest.

5.1.3.                     The Interest shall be accrued and paid in accordance with Article 6 of this Agreement

6.                                      Interest Accrual and Payment

6.1.                              Interest shall be accrued on the outstanding Loan amount based on the actual number of days of use of the Loan, including the first day of use and excluding the day of repayment of the Loan.

6.2.                              The term of the Interest accrual shall commence as of the day of writing-off of the Loan funds from the Loan Account and transferring them to Borrower’s account or any third party named by the Borrower.

6.3.                              The Interest shall be paid by the Borrower in the following order:

6.3.1.                     The interest accrued on US$2,233,000 (two million, two hundred thirty three thousand) dollars shall be paid on the last date of the 18th (eighteen) month period of the date of receipt of the above mentioned amount.

6.3.2.                     The interest accrued on US$17,767,000 (seventeen million, seven hundred sixty seven thousand) dollars, (or on other amount of the loan that the Borrower has actually received in the specified period), shall be paid by the Borrower the last date of the 24 (twenty four) month period of signing of this Agreement

6.3.3.                     The interest accrued on the actual amount of the Loan received and unredeemed by the Borrower in the third valid year of the Loan Agreement shall be redeemed during the specified third year by monthly equal parts.  Such interest repayment will be affected not later than the last date of each month.

6.4.                              In the event of early (advance) repayment of the Loan at the Borrower’s initiative, the Interest shall be accrued and paid as follows:

6.4.1.                     if the Borrower,  in accordance with the terms and conditions of this Agreement, transfers the Loan amount prior to the date specified, in its notification on advance Loan repayment, then the Borrower shall be obligated to pay the Interest for the period up to the date specified in its notification, as well as any other payments set out in this Agreement;

6.4.2.                     if the event of early  Loan repayment the Lender shall guarantee recalculation of the amount of accrued  Interest for the actual period of use of the Loan including the date of entry of the entire Loan amount to the Lender’s account,

7.                                      Repayment of the Loan

7.1.                              The Lender shall be entitled to take any measures provided for in the legislation and required to ensure that the Borrower executes its obligations specified in this Agreement.

7.2.                              Upon Final Maturity Date, the Lender may request the Borrower to repay all or any debts under this Agreement.

7.3.                              Extension of the term of this Agreement must be set in a written agreement of the Parties.

7.4.                              Repayment of the Loan under this Agreement, the Interest and any other payments shall be made to the Loan Account in the following order:

7.4.1.                     The part of the Loan in the amount of US$2,233,000 (two million, two hundred thirty three thousand) dollars shall be redeemed the last date of the 18th (eighteen) period of the date of receipt of any amount of loan by the Borrower.

7.4.2.                     The remaining part of the Loan shall be redeemed monthly by equal parts within the third valid year of the Loan Agreement, but not later than the Final Maturity Date, unless an earlier term has been provided for by the Lender based on the provisions set out in this Agreement.  Redemption of any such part of the Loan shall be effected not later than the last date of each month.

7.5.                              The amounts paid by the Borrower under the terms and conditions of this Agreement shall be directed by the Lender to pay the debts in the following order:

7.5.1.                     repayment of forfeit amount on the Interest;

7.5.2.                     repayment of forfeit amount on the principal (the amount of utilized Loan);

7.5.3.                     repayment of the past due Interest amount;

7.5.4.                     repayment of the Interest amount;

7.5.5.                     repayment of the principal amount of debt.

7.6.                              In the event the payment term of the Loan and (or) accrued Interest occurs on holiday, then the Borrower shall transfer the money to repay the debt the next Workday following after the holiday.  In the event the Workday next after the holiday falls on the next calendar month, then the payment shall be made on a Workday preceding such payment.  Such transfer of the payment terms shall be taken into account when calculating the Interest for utilization of the Loan, i.e. the Interest shall be calculated at the rate provided for in this Agreement until the date when the monies will actually enter the Lender’s account.

7.7.                              All payments under this Agreements in the Lender’s favor must be executed by the Borrower in a manner that ensures the Lender receives the full amount due under this Agreement, net of further taxes, charges, fees, commission and other deductions timely, except when such taxes, charges, fees and other deductions are required by the

Government on the payments made by the Borrower before such taxes, charges, fees and other deductions entered into force.

7.8.                              The principal debt amount shall be retired according to the terms of this Agreement.

8.                                      Early Repayment of the Loan

8.1.                              The Lender may unilaterally decline further execution of this Agreement, as well as call back the full amount of the Borrower’s debt along with the accrued Interest upon 24 (twenty four) months of the time of signing of this Agreement in the event:

8.1.1.                     of Default or Cross-Default;

8.1.2.                     the Borrower has no funds to make a regular repayment under the Loan and there are no prospects that they will be received  five  (5) calendar days prior to  the date of regular repayment;

8.1.3.                     of attachment or recovery against the property and bank accounts of the Borrower;

8.1.4.                     of Borrower’s non-execution of any obligations under this Agreement;

8.1.5.                     of re-organization or changes in the legal status of  the Borrower without Lender’s approval, full or partial transfer (sale) of the Borrower’s shares to third parties, termination of the Borrower’s activity due to its re-organization, liquidation, bankruptcy, including rehabilitation procedures, etc.;

8.1.6.                     the Borrower has received loans in the other banks without Lender’s consent.

8.1.7.                     the Borrower has violated the provisions of the charter, agreement on the Pledge of the Right of Subsurface Use;

8.1.8.                     the Borrower has not fulfilled the obligations specified in Section 9.1. and Section 9.2. of this Agreement.

8.2.                              Despite the terms of Section 8.1. of this Agreement, the Lender may at any time  unilaterally decline further execution of this Agreement, as well as immediately and in advance recover against the full amount of the Borrower’s debt along with the accrued Interest in the event:

8.2.1.                     of a Potential Default in Obligations, as it is defined in Section 24 of Article on terms and definitions of this Agreement;

8.2.2.                     of non-appropriate use of the Loan for the amount more than Tg 456,000,000 (four hundred fifty six million tenge);

8.2.3.                     Default in payment of the Interest and principal set out in Clause 6 and 7 of this Agreement within 3 (three) months;

8.2.4.                     Re-organization of the Borrower without Lender’s permission.

8.2.5.                     the Shares Sale and Purchase Agreement has been admitted as non-valid at Seller’s guilt or initiative;

8.2.6.                     the Contract or License has been admitted as non-valid, suspension of the Contract or License validity for more than 20 (twenty) Work days, resolution of the Competent Body or Government to cancel the Contract unilaterally or call back the License.

8.3.                              The Lender has the right to resume financing within 5 (five) Work days after the Borrower has eliminated all circumstances that caused suspension of financing.

8.4.                              The Borrower may fulfill its obligations to repay the Loan amounts, the letter of credit, the bank guarantee, the Interest, and other early payments only upon a prior written notice to the Lender.

8.5.                              The Borrower must notify the Lender at least prior to 15 (fifteen) Work days prior to the proposed date of early repayment of any Loan amount and the Interest partially or in full.

9.             Rights and Obligations of the Parties

9.1.          The Borrower shall assume the following obligations:

a)                                      to use in full all its financial, commercial, information, administrative and other resources to ensure effective implementation and proper execution of obligations hereunder in compliance with the prevailing legislation of the Republic of Kazakhstan, as well as ecological regulations and standards, safety standards and provide necessary resources, conditions, services and other resources required for execution hereof in a timely manner;

b)                                     not to make any amendments to foundation documents without the Lender’s written consent and such consent shall not be unreasonably withheld, reasonable refusal is a possibility to the Borrower to avoid its obligations under this Agreement after making such changes;

c)                                      during the term hereof not to carry out its own restructuring (merger, accession, de-merger, spin-off, reorganization) without the Lender’s consent.

d)                                     to comply with the Lender’s substantiated requirements, made in accordance with the terms and conditions hereof;

e)                                      to maintain records and accountbooks in accordance with the advanced accounting practice, execute financial operations and prepare financial reports (balance sheet and profit and loss account) for each financial year;

f)                                        to have its own financial report (balance sheet and profit and loss account) for each financial year verified by independent Auditors;

g)                                     to submit certified copies of its financial reports for the reporting year, as well as an audit report prepared by independent Auditors to the Lender in the scope and details as deemed necessary by the Lender and not later than 90 (ninety) Work days after the end of the financial year;

h)                                     to submit quarterly reporting with regards to financial performance and operational reports, as well as monthly reports on operations during the term hereof within 30 (thirty) Workdays from the end of each reporting period (month, quarter, year);

i)                                         to submit necessary information to the Lender that the latter may request hereunder within 30 (thirty) calendar days, if it is at all practical to comply with such request;

j)                                         not to make any Investment without the Lenders consent;

k)                                      not to re-pledge the Security provided to secure execution of obligations hereunder and not to transfer any proprietary interests in property owned by the Borrower without a special permission by the Lender within the term hereof;

l)                                         not to reduce the Borrower’s property without a special Lender’s written permission issued on terms and conditions provided for herein;

m)                                   not to receive any loans in other banks until full repayment of the Loan and Interest without the Lender’s consent;

n)                                     to discharge financial obligations hereunder prior to any other financial obligations that exist on the date of signing hereof and may emerge in the future within the term hereof, except the obligations under the loan agreement # 30/11-01 dated November 30, 2001, and those liabilities of the Borrower existing prior to granting the loans under this Loan Agreement;

o)                                     to make all actions required to ensure safety of the Security and not to allow its loss;

p)                                     not to effect any transaction and (or) any interrelated transactions with regard to direct or indirect purchase or alienation of property with book value exceeding an amount equivalent to Tg 400,000,000 (four hundred million tenge) without the Lender’s written consent;

q)                                     not to effect any transaction and / or any interrelated transactions with regard to redemption or sale, including issue (emission) and placement of securities, debt instruments of the Borrower without the Lender’s consent;

r)                                        to reassign all its rights for accounts receivable to the Lender within 10 (ten) Work days upon its first request;

s)                                      to inform the Lender within 10 (ten) work days of any claims of proprietary nature raised by a third party with respect to the Borrower and that may lead to a Potential Default in Obligations;

t)                                        not to increase its obligations for an aggregate amount exceeding Tg 400,000,000  (four hundred million tenge) without the Lender’s consent, and such consent may be given by the member of the board of the Lender or by an authorized person; all the Borrower’s notices of its intention to effect such transactions shall be made in writing and submitted to the Lender to the following address:

Bank TuranAlem OJSC, 97 Samal-2, 480099 Almaty

Tel.: 504 021, 504 016, 505 115, 505 100

Fax: 500 224, or to any other address or telephone / fax number that will be conveyed by the Lender to the Borrower in writing.

u)                                     Any notice or any other information shall be considered as given to the Lender upon its transmission in the following manner:

1.               when delivered by hand or by courier, at the date of delivery;

2.               when transmitted by telex;

3.               when transmitted by fax, provided that the Lender consequentially receives an original notification signed by an authorized person of the Borrower sent via DHL, Express mail and etc.

v)                                     Any notice served by the Borrower about its intention to effect the transaction exceeding Tg 400,000,000 (four hundred million tenge) must be reviewed by the Lender within 2 (two) work days.  The Borrower may effect the transaction provided for in this Section only if it has an original copy of written permission of the Lender signed by the Lender.  Any violation of the said provision by the Borrower shall serve as a basis for termination of Project financing and shall give the Lender a right to demand that the Borrower reimburses all funds received hereunder, as well as redeems all his debt instruments, bonds and other securities within 60 (sixty) days upon receipt of such Lender’s demand, with observance of regulations of the Section 8.1. of this Agreement.

9.2.          The Borrower shall assume an obligation not to make the following actions without a prior consent of the Lender:

a)                                      to announce payment of dividends, pay out dividends, in the event that and until:

1.               commencement of the Final Maturity Date;

2.               the Borrower makes untimely payments under this Agreement;

b)                                     to enter into agreements relating to financial leasing and leasing of its equipment;

c)                                      to assume any other debt that is not provided for herein, except for obligatory payment to the budget of the Republic of Kazakhstan;

d)                                     to guarantee obligations of third parties;

e)                                      to issue any bails for obligations of third parties;

f)                                        to allow any rights of retention for debts to take place, except for the Loan Payment Security or rights derived from the law or routine business;

g)                                     to enter into any agreements causing the business or operations of the Lender to be managed by third party;

h)                                     to amend its Charter or amend the amount of share capital;

i)                                         to cancel, amend or reject any provisions hereof;

j)                                         sell, transfer, rent or dispose of any part of its property for the amount in exceeds of Tg 400,000,000 (four hundred million tenge) a month, except the produced oil and gas;

9.3.                              The Lender may:

9.3.1.                     demand Additional Requirements from the Borrower related to implementation of this Agreement and upon non-fulfillment of such requirements, the Lender may terminate financing of the Project and take measures to the Borrower specified in this Agreement including but not limited to request to early and prompt repayment of the amounts received by the Borrower before, taking into account the regulations of the Section 8.1.

9.3.2.                     request any information or documentation of the Borrower;

9.3.3.                     to request that the Borrower reimburses the Lender for all the costs (business trips’ expenses, consultancy and legal services), incurred by the Lender due to financing the Project, but not exceeding Tg 100,000 (one hundred thousand tenge) a month;

9.3.4.                     to restructure the Loan debt of the Borrower in books, both debt in Tenge, and in U.S. Dollars (or in any other currencies), and vice versa;

9.3.5.                     in the event of default or material improper execution of obligations by the Borrower to repay  the charged Interest  and accrual of arrears, the Lender shall unilaterally stop charging the Interest, if duration of arrears of payments of the Interest  equals to 30 (thirty) calendar days;

9.3.6.                     to resume charging the Interest unilaterally from the date of termination of  arrears accrual;

9.3.7.                     not to stop charging the Interest;

9.3.8.                     to suspend and resume unilaterally charging of a penalty for delay in repayments of the principal amount of the Loan, as well as for delay in payments of the Interest.

9.4.                              The Seller shall assume an obligation:

9.4.1.                     to act as the Lender’s guarantor for obligations of the Borrower deriving hereunder upon the first request of the Lender;

9.4.2.                     to agree to provide the Security;

9.4.3.                     not to carry out its restructuring and liquidation during the term hereof and until fulfillment of its obligations under the Shares Sale and Purchase Agreement without the Lender’s consent;

9.4.4.                     within the term hereof and until full discharge of its obligations under the Shares Sale and Purchase Agreement not to allow reorganization or liquidation of the Borrower, except for the cases when  the Lender has granted its permission for such reorganization;

9.4.5.                     not to resign as a participant of in the Borrower or alienate all or part of Shares 1 of the Borrower without the Lender’s consent;

9.4.6.                     without the Lender’s consent not to enter into any agreements that may cause the Borrower’s business or operations  to be managed by the third party, except for cases provided for herein,

9.4.7.                     without the Lender’s consent not to introduce any changes or amendments or allow introduction of changes to the charter  of the Borrower, as well as not to make changes in the authorized capital of the Borrower;

9.4.8.                     during the term hereof not to sell, resale, transfer, manage, assign, pledge or somehow encumber a full or a part of the Shares 1 of the Borrower except to the

Lender or its representative, as well as not to make any action causing change of Shares 1 or rights extending to all or any of the Shares 1, without receipt of a prior written Lender’s consent.

9.5.                              The Buyer shall assume an obligation:

9.5.1.                     to act as a  guarantor for obligations of the Borrower deriving hereunder upon the first request of the Lender;

9.5.2.                     to agree to provide the Security;

9.5.3.                     without the Lender’s consent within the term hereof and until full discharge of its obligations under the Shares Sale and Purchase Agreement not to allow reorganization or liquidation of the Borrower, except for the cases when  the Lender has given its permission for such reorganization,

9.5.4.                     not to resign as a participant of the Borrower or alienate all or a part of Shares 2 of the Borrower without the Lender’s consent;

9.5.5.                     without the Lender’s consent not to enter into any agreements that may cause the Borrower’s business or operations  to be managed by the third party, except for cases provided for herein,

9.5.6.                     without the Lender’s consent not to introduce any changes or amendments or allow introduction of changes to the charter  of the Borrower, as well as not to make changes in the authorized capital of the Borrower;

9.5.7.                     during the term hereof not to sell, transfer, manage, assign, pledge or somehow encumber a full or a part of the Shares 2 of the Borrower except to the Lender or its representative, as well as not to make any action causing change of Shares 2 or rights extending to all or any of the Shares 2, without receipt of a prior written Lender’s consent.

10.                               Security of Obligations

10.1.                        The Lender and the Borrower agree that the Collateral Agreements and other types of Security will contain a reference to this Agreement as the principal obligation.

10.2.                        Borrower’s non-fulfillment or material improper fulfillment of its obligations under this Agreement concluded under this Agreement, exceeding Tg 400,000,000 (four hundred million tenge) shall be considered as non-fulfillment or improper fulfillment of this Agreement.

10.3.                        If the Borrower fails to materially fulfill its obligations under this Agreement exceeding Tg 400,000,000 (four hundred million tenge), the Lender shall have the right to claim the Security by way of its mandatory extra judicial sale in accordance with the effective legislation and conditions of this Agreement.

10.4.                        Security of the Borrower’s obligations under this Agreement shall be:

10.4.1.               Shares 1 – 9,550 (nine thousand and five hundred fifty) common registered shares of the Borrower, par value 1,000 Tenge  (one thousand) with National Identification Number (NIN) KZ1C41630418; issued in the non-paper form, owned by the Seller;

10.4.2.               Shares 2 – 9,550 (nine thousand and five hundred fifty) common registered shares of the Borrower, par value 1,000 Tenge  (one thousand) with National Identification Number (NIN) KZ1C41630418; issued in the non-paper form, owned by the Buyer;

10.4.3.               The Subsoil Use Right to the Alibek Yuzhny oil field located in the territory of Mugalzhar District, Aktobe Region, Republic of Kazakhstan, under Collateral Agreement No. 52/Z dated February 4, 2002;

10.4.4.               All assets of the Borrower, including the assets which will be acquired in the future, property rights and any other property which may be claimed in accordance with the prevailing legislation of the Republic of Kazakhstan.

10.4.5.               Should the Borrower violate conditions of this Agreement, which will entail claiming the Security, the Pledger may not oppose the Lender when the latter takes any measures to claim the Security in accordance with this Agreement and the legislation of the Republic of Kazakhstan.  Should the Borrower do so, the Lender shall have the right to have its claim satisfied in the court.  Such being the case, the losing party shall bear all legal costs.

10.4.6.               The Borrower shall grant the Lender with the right to withdraw any debt amounts that has arisen as a result of Borrower’s non-fulfillment or improper fulfillment of its obligations under this Agreement or other agreements entered into in pursuance of this Agreement.  The Lender may write off such debt from any bank accounts following the procedure, determined by the acting legislation of the Republic of Kazakhstan.

10.4.7.               The amount received on the Loan Account from the sale of the pledged property shall be used to settle the Borrower’s debt to the Lender under the Loan.

11.                               Liability of the Parties

11.1.                        Liability of the parties shall be determined by this Agreement. In doing so, liability for the material non-fulfillment (improper fulfillment) of the obligations under this Agreement, concluded under or in security of this Agreement exceeding Tg 400,000,000 (four hundred million tenge), shall be considered as liability under this Agreement when considering the issue of claiming the Security.

11.2.                        The Borrower shall be liable for non-fulfillment or material improper fulfillment of this Agreement that has arisen as a result of actions by its employees, agents, representatives, or other authorized persons.

11.3.                        Transactions which directly and/or indirectly violate the requirements and terms of this Agreement shall be considered invalid, and the persons concluding such transactions shall be held liable in accordance with the current legislation of the Republic of Kazakhstan.

11.4.                        The Lender shall be liable for non-fulfillment or improper fulfillment of this Agreement that has arisen as a result of the Lender’s actions, its employees, representatives or other authorized persons.

11.5.                        In the event of untimely fulfillment of the obligations to pay the Interest (Interest) accrued for the use of the Loan and the principal amount under the Loan the Borrower shall pay to the Lender a fine in the amount of 0,8% (zero point eight percent) of the amount of the Interest (Interest) or the principal amount under the Loan not paid within the established time limits for each day of untimely fulfillment.

11.6.                        Payment of the fine (penalties) and compensation of the losses in the event of non-fulfillment or improper fulfillment shall not release the Borrower from the obligation to properly fulfill this Agreement.

11.7.                        Borrower’s obligations to the Lender for a certain amount (principal amount, Interest (Interest), forfeit, etc.) which is to be paid under this Agreement shall be canceled at the moment the relevant amount has been settled.

11.8.                        In the event of a material violation of the terms and conditions of this Agreement, the Lender may unilaterally cancel this Agreement and recover from the Borrower the paid amount of the Loan and Interest (Interest) accrued on the basis of the actual period of utilization of the Loan taking into account the regulations of the section 8.1. of this Agreement.

11.9.                        In the event of non-fulfillment of the obligations specified in Section 9.1. and 9.2. herein the Borrower shall pay to the Lender a fine in the amount of 0,8% (zero point eight percent) of the principal amount of the Loan for each day of non-fulfillment of the terms as set out in the aforementioned Para, until such terms are fully satisfied.  Alternatively, the Lender shall reserve the right to claim early repayment of the Loan in accordance with Section 8.1.  of this Agreement.

11.10.                  The events of default or material improper execution of terms specified in Section 8.1. of this Agreement by the Borrower shall be treated by the Lender as Default.  In the event of Default, the Lender may take any measures provided for in the prevailing legislation to protect its interests, including compulsory extrajudicial enforcement of claim to the Collateral.

11.11.                  In the event of violation of the terms of this Agreement the guilty party shall pay the other party all losses caused by such violation, including judicial costs, unless otherwise is provided for in this Agreement.

12.                               Special Conditions

12.1.                        During the term of this Agreement, the Borrower, when entering into subcontracts, other transactions for an amount not less than Tg 400,000,000 (four hundred million tenge) related to purchase or sale of any stocks of materials and equipment or components, finished products, shall be signed on a tender basis, or upon the Lender’s written consent  to such transaction, on conditions which do not violate the provisions of this Agreement. Tenders will not be required for equipment that has a sole provider or standardization or equipment requires a sole provider, or long lead times and urgency of delivery would limit the time to properly tender for such materials or services.  In this cases, the Lender will be consulted and informed of the mitigating circumstances to effect the prompt purchase of the material or service.

12.2.                        Any transaction made in violation of the requirements of this article for the amount exceeding Tg 400,000,000 (four hundred million tenge) shall be the ground for termination of funding of the Project on conditions of this Agreement, taking into account the regulations of Section 8.1. of this Agreement.

13.                               Dispute Settlement Procedure and Applicable Law

13.1.                        All disputes arising between the Parties shall be settled through negotiations with a view to achieving a mutually acceptable solution.

13.2.                        The Parties have agreed to settle all disputes (disagreements) arising in connection with and out of this Agreement in the standing court of arbitration at Law Firm Digesta LLP, in the event Bank TuranAlem OJSC calls to initiate such proceedings, then it chooses either the standing court of arbitration at Law Firm Digesta LLP or in a court of general jurisdiction of the Republic of Kazakhstan.

13.3.                        The applicable law shall be the legislation of the Republic of Kazakhstan.

14.                               Valid Period of this Agreement

14.1.                        This Agreement shall enter into effect from the moment of its signing by authorized representatives of the Parties.

14.2.                        This Agreement shall be in effect until all obligations of the Parties stipulated in this Agreement have been duly fulfilled, after which all provisions of this Agreement shall be deemed no longer effective.

15.                               Compliance with Requirements of Environment Protection, Health and Safety Legislation

15.1.                        The Borrower shall guarantee that for the whole period of validity of this Agreement its activities, operations, assets (wherever placed and however expressed) shall be in compliance with the norms of all applicable laws and subordinate legislation of the Republic of Kazakhstan on environment protection, health and safety.  The Borrower shall confirm that as of the date of signing of this Agreement it has obtained all necessary licenses, permits, certificates, and approvals regarding emissions into the atmosphere, water and land pollution, liquid and solid water drains, usage, transportation, storage, and destruction of toxic and harmful substances, waste, or other ecological, health and safety issues, required to conduct operations under the Project prior to the date of signing this Agreement, having paid all appropriate taxes and other compulsory payments to the budget, and that it has no notifications, decisions and other demands on behalf of authorized state agencies regarding elimination violations of requirements of the environment protection, health and safety legislation of the Republic of Kazakhstan which the Borrower had not eliminated.

The licenses, permits, certificates, and approvals mentioned in the present article shall be valid for the whole period of validity of this Agreement.

15.2.                        For the whole period of validity of this Agreement, the Borrower shall undertake to conduct its activities in compliance with the established requirements to public health, labor protection and safety of its workers.  The Borrower shall undertake to ensure working conditions for its workers in compliance with the labor legislation, to observe legislation requirements, including but not limited to those concerning working hours, rest, minimum wages, work quota setting, insurance of liability for inflicting damage to health and life of workers when the latter were fulfilling their labor responsibilities.

16.                               Confidentiality

16.1.                        The Parties shall have no right to disclose or use for whatever purposes any information which they receive under this Agreement (hereinafter referred to as “Confidential Information”), except in cases where:

16.1.1.               A prior written consent of the other Party has been obtained for this; and

16.1.2.               Such can become necessary according to legislation requirements or in connection with a relevant decision taken by the authorized Government Agencies.

16.2.                        Confidential Information shall not include information:

16.2.1.               Which had been available to general public by the time of its use or disclosure;

16.2.2.               Which was handed over to the Parties by a party who had legally obtained access to this information and who has legal right to disseminate such information.

17.                               Additional Conditions

17.1.                        Making changes and amendments to this Agreement shall be allowed with consent of the Parties, according to the procedure stipulated by this Agreement.

17.2.                        This Agreement may not be changed, amended and/or terminated unilaterally, except for the cases stipulated by this Agreement.

17.3.                        This Agreement is executed in 4 (four) copies, all of equal legal force, in the Russian and English languages. In the event of discrepancies, the text of this Agreement in Russian shall prevail.

17.4.                        All conditions and provisions of this Agreement shall be binding upon or used in the interest of the Parties.

17.5.                        The Party may assign its rights and obligations under this Agreement (in part or in whole) only after having received a written consent of the other Party.

18.          LEGAL ADDRESSES AND DETAILS OF THE PARTIES:

LENDER:

Bank TuranAlem OJSC,

97 Zholdasbekov St, Micro-district Samal-2,

480099 Almaty, Republic of Kazakhstan,

IIK 300166019 with the Payment Systems Office of the National Bank of Kazakhstan, BIK

190501319, RNN 600900114104.

BORROWER:

Caspiy Neft TME SOJSC,

105 Dostyk Ave. Alatau Hotel, Almaty,

Republic of Kazakhstan,

RNN 600900159346,

Settlement Account 914467060

with the Almaty Branch

of Bank TuranAlem OJSC,

BIK 190501306

SELLER:

Transmeridian Exploration Inc. BVI

11811 North Freeway Suite 500,

Houston, Texas, 77060

BUYER:

Kazstroiproekt, Ltd

68 Abai Ave. Office 74

Almaty, Kazakhstan

SIGNATURES OF THE PARTIES:

FOR THE LENDER:

/s/ Nurlan Zhetesovich Talkenov
Nurlan Zhetesovich Talkenov

FOR THE SELLER:

/s/ Lorrie T. Olivier
Lorrie T.Olivier

FOR THE BORROWER:

/s/ Nurzhan Sarsekenovich Kurmanov
Nurzhan Sarsekenovich Kurmanov

FOR THE BUYER:

/s/ Irina Vladimirovna Serlina
Irina Vladimirovna Serlina